Exhibit 99.1

Amylin Pharmaceuticals Receives Second Approvable Letter for SYMLIN(R)

SAN DIEGO, Dec. 17 /PRNewswire-FirstCall/ — Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today announced that the U.S. Food and Drug Administration (FDA) has issued a second approvable letter for SYMLIN(R) (pramlintide acetate), Amylin’s lead drug candidate being studied for the treatment of people with type 1 and insulin-using type 2 diabetes. The FDA has requested additional clinical data to identify a patient population and method of use for SYMLIN(R) where there is no increased risk of significant hypoglycemia or where there is an added benefit that clearly counterbalances any potential for increases in episodes of hypoglycemia. The Company believes that existing data generated since the submission of the amendment to the SYMLIN New Drug Application in June 2003 could provide the necessary data requested by the FDA. This includes data from the open-label extension of the dose-titration study included in the amendment and a large open-label study initiated earlier this year. Amylin has requested a discussion with the agency regarding specific requirements for approval.

Amylin Pharmaceuticals is a biopharmaceutical company dedicated to developing innovative medicines to improve the lives of people with metabolic diseases. Further information on Amylin and its pipeline in metabolism is available at www.amylin.com .

This press release contains forward-looking statements about Amylin, which involve risks and uncertainties. The company’s actual results could differ materially from those forward-looking statements discussed in this press release due to a number of risks and uncertainties, including risks and uncertainties that existing SYMLIN clinical data may not be satisfactory to the FDA, risks and uncertainties in the FDA’s review process generally, risks and uncertainties that approval by the FDA, if any, may be withheld, delayed and/or limited by indications or other label limitations, risks and uncertainties regarding the drug discovery and development process, and uncertainties regarding the company’s ongoing clinical studies of its drug candidates, including SYMLIN(R), exenatide and exenatide LAR. Additional risks and uncertainties are described more fully in the company’s most recently filed SEC documents, such as its Annual Report on Form 10-K for the fiscal year ended December 31, 2002 under the heading “Risk Factors,” its Quarterly Reports on Form 10-Q and its recently filed registration statement on Form S-3 (#333-111086).

SOURCE Amylin Pharmaceuticals, Inc.

CONTACT: Mark G. Foletta, Vice President, Finance and Chief Financial Officer of Amylin Pharmaceuticals, Inc., +1-858-552-2200

Web site: http://www.amylin.com

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Amylin Pharmaceuticals, Inc.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.